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                                                                      Exhibit 23

CONSENT OF INDEPENDENTS ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Forms S-8 filed on or about December 18, 1998, May 25, 1999 and August 30, 1999 of Metropolitan Financial Corp. of our report dated February 25, 2000 related to the consolidated statements of financial condition of Metropolitan Financial Corp. as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the three years in the period ended December 31, 1999, which report is included in this Form 10-K.


                                /s/ Crowe, Chizek and Company LLP

                                Crowe, Chizek and Company LLP

Cleveland, Ohio
March 27, 2000